The Income Fund of America

January 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,077,715
Class B	$9,404
Class C	$80,586
Class F1	$62,127
Class F2	$26,805
Total	$1,256,637
Class 529-A	$21,243
Class 529-B	$491
Class 529-C	$5,208
Class 529-E	$877
Class 529-F1	$780
Class R-1	$1,532
Class R-2	$7,691
Class R-3	$19,305
Class R-4	$17,399
Class R-5	$9,308
Class R-6	$32,967
Total	$116,801

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3300
Class B	$0.2504
Class C	$0.2498
Class F1	$0.3219
Class F2	$0.3469
Class 529-A	$0.3202
Class 529-B	$0.2360
Class 529-C	$0.2423
Class 529-E	$0.2950
Class 529-F1	$0.3423
Class R-1	$0.2486
Class R-2	$0.2517
Class R-3	$0.2923
Class R-4	$0.3229
Class R-5	$0.3529
Class R-6	$0.3582

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,290,421
Class B	34,690
Class C	319,019
Class F1	203,467
Class F2	82,399
Total	3,929,996
Class 529-A	67,088
Class 529-B	1,903
Class 529-C	21,658
Class 529-E	2,982
Class 529-F1	2,394
Class R-1	6,134
Class R-2	30,115
Class R-3	64,370
Class R-4	53,240
Class R-5	27,147
Class R-6	99,915
Total	376,946

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.26
Class B	$20.12
Class C	$20.04
Class F1	$20.22
Class F2	$20.25
Class 529-A	$20.23
Class 529-B	$20.18
Class 529-C	$20.15
Class 529-E	$20.17
Class 529-F1	$20.23
Class R-1	$20.15
Class R-2	$20.06
Class R-3	$20.19
Class R-4	$20.23
Class R-5	$20.26
Class R-6	$20.27